Exhibit 10.2

COMBINATION AGREEMENT

This COMBINATION AGREEMENT (“Agreement”) executed as of August 18, 2009 (“Effective Date”), between Dynalyst Manufacturing Corporation, a Texas corporation ("DMC or Company") and Universal Media Corporation, a Nevada corporation and its shareholders (“UMC”), who are hereinafter collectively referred to as the “Parties.”

WITNESSETH

WHEREAS, the Parties entered have joined together for the purpose of DMC acquiring UMC by issuing DMC common stock shares for the UMC common stock shares held by the UMC shareholders and the creation of separate entities to manage and continue the pre-existing DMC design engineering and manufacturing operations distinctive from the UMC operation.

WHEREAS, Universal Media Corporation will become a subsidiary of the Company after the stock exchange and be the home of the UMC television, cable and production operations.

NOW, THEREFORE, in consideration of the mutual terms, promises, agreements, and conditions herein, the receipt and adequacy of which are hereby acknowledged, the Parties acknowledge and agree as follows:

1.
DMC will form 2 new companies that will encompass outright ownership of the present DMC operations, facilities and assets, including ALL data rights and Intellectual Property, books-of business, as well as bank accounts and receivables of the  pre-existing DMC design engineering and manufacturing ~~groups~~ divisions as follows;

A.
Corporation #1 will likely be the home of the DMC Research & Development group and “possibly” the Company’s current Design Engineering operation and the present DMC shareholders shall be issued 100% of the shares of  Corporation #1 on a share for share basis this would be 16,216,363 common shares and 938,894 preferred shares.

B.
Corporation #2 will be the home of the DMC manufacturing operations and the present DMC shareholders shall be issued 100% of the shares of Corporation #2 on a share for share basis this would be 16,216,363 common shares and 938,894 preferred shares.

C.
The Intellectual Property, (“IP”) referred to in this section of the Combination Agreement shall be defined as, but is not limited to; ALL Printed Circuit Board (“PCB”) design databases, schematics, netlists, (including ALL logic and mechanical TESTER and SYMBOL libraries), Fab databases, (including ALL Fab drawings, gerber files and Building of Material, “BOM” lists), design processes distinctive and/or unique to the Company, PCB Fab equipment, instrumentation and processes that cannot be readily purchased on the open market, PCB assembly equipment, instrumentation and processes that cannot be readily purchased on the open market.

D.
The results, effects, outcomes, and/or benefits of any and all work and collaborations performed by employees, Consultants and Contractors, (either coded, scripted, programmed, developed, invented and/or performed alone and/or in collaboration with another Company employee or outside element) of either Corporation #1 and/or Corporation #2 shall be considered the exclusive, (and confidential) property of the respective Corporation #1 and/or Corporation #2. All resulting rights, title, licenses, ownership and patents associated with such developments, inventions, collaborations, and/or instrumentations shall exclusively belong to the respective Corporation #1 and/or Corporation #2 as represented in this section of the Combination Agreement.

2.	DMC will execute agreements to move the present DMC operations into the new Corporation #1 and/or Corporation #2 companies subject to the following provisions;

A.	The present DMC shareholders shall be issued 100% of the stock of the new Corporation #1 and Corporation #2 companies in amounts to mirror their present share positions as set forth in 1.A. above.
B.
The new companies are being established to manage and operate the present DMC facilities and assets, including ALL data rights and Intellectual Property, books-of business, as well as bank accounts and receivables in return for agreeing to pay off all the current and future liabilities related to the current DMC design engineering and manufacturing operations.

C.
After these debts are paid in full or transferred to entities outside the public company, the new companies shall have the right to purchase the current DMC facilities and assets, including ALL data rights and Intellectual Property, books-of business, as well as bank accounts and receivables for $10.00 and other good and valuable consideration.   The new companies shall be responsible for the maintenance and repairs, insurance and property taxes on the facilities and equipment.

D.
These agreements will also assume the responsibilities for current and future accounts payable, accrued expenses, contracts and the accrued and future payroll and payroll related expenses of the DMC employees.  These employees, consultants and/or contractors will resign their positions with DMC and be rehired as employees, consultants and/or contractors of the new Corporation #1 and/or Corporation #2 companies.

E.	These agreements shall also assume the responsibility for defending any actions and lawsuits brought against the public company as the result of Corporation #1 and/or Corporation #2 operations.

F.
The DMC Board of Directors and shareholders owning a majority of the DMC stock shall approve the issuance of 57,500,000 shares of common stock to the UMC shareholders per a list of shareholders provided by UMC.

G.
The current DMC Board of Directors (prior to the transaction) will resign upon execution of the heretofore represented transaction between DMC and UMC except for T. Craig Takacs, who will maintain his board seat and appoint Richard Halden and Randy Moseley to fill the two (2) vacant DMC board seats.

H.	Upon execution of the heretofore represented transaction between DMC and UMC, the DMC officers and consultants shall voluntarily resign their positions.

I.	The DMC preferred shareholders will exchange their 938,894 preferred shares with certain designated UMC shareholders for DMC 983,894 restricted common stock on a share for share basis.

J.	DMC shareholders owning 500,000 shares or more will execute a Shareholder’s Agreement as set forth in Exhibit A.

K.	At the conclusion of these transactions the shareholder bases of the companies will be as follows;

(1)	Dynalyst Manufacturing Corporation – the current public company
(a)	UMC shareholders - 77.1%
(b)	DMC shareholders - 22.9%

(2)	Corporation #1 (name of Corporation #1 TBD later)
(a)	DMC shareholders – 100%

(3)	Corporation #2 (name of Corporation #2 TBD later)
(a)	DMC shareholders – 100%
After 2 years Corporation #1 and Corporation #2 are may be
                             spun out as their own public company

(4)	Universal Media Corporation
(a)	Public Company – 100%

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

DYNALYST MANUFACTURING CORPORATION

By:/s/ T. Craig Takacs
      T. Craig Takacs - President

By:/s/ L. Andrew Wells
      L. Andrew Wells, Secretary

UNIVERSAL MEDIA CORPORATION

By: /s/ Richard Halden
      Richard Halden - President

By: /s/ Randy Moseley
      Randy Moseley, Chairman and CEO